CPS Technologies Corporation
Grant Bennett, President
111 South Worcester Street
Norton, MA 02766
Telephone: 508-222-0614 ext 218
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES FIRST QUARTER 2008 RESULTS

Norton, Massachusetts. May 9, 2008. CPS Technologies Corporation (CPS) (OTC Bulletin Board: CPSH) today announced revenue of $3.5 million and net income of $423 thousand, or $0.03 per basic and diluted common share, for the fiscal quarter ended March 29, 2008. Revenues increased 12% and net income increased 24% compared to Q1 2007 revenue of $3.1 million and net income of $340 thousand, or $0.03 per basic and diluted common share.

Demand in all major product lines except baseplates used in cellular telephone basestations was up in Q1 2008 and customer-provided forecasts as of today suggest continued strong demand throughout 2008 although there is no guarantee this will be the case. Shipments of flip chip heat spreaders used in routers and switches, a product line in the early stages of its product life cycle, increased in Q1 2008. Shipments of baseplates used in motor controllers for traction applications (trains, subway cars) also increased in Q1 2008. Demand for hermetic metal packages, including packages incorporating AlSiC components, was strong and growing throughout Q1 2008.

The Company continued to ship prototype and initial production AlSiC baseplates for motor controllers to several hybrid vehicle programs both in the USA and Europe. As indicated in our year-end 2007 press release we expect to see meaningful revenues from AlSiC components in hybrid vehicle applications this year, and we believe this application, and others, will generate long-term growth for the Company.

CPS continued to achieve design wins in Q1 2008 in our main product families, namely flip-chip lids and heat spreaders for application-specific integrated circuits, microprocessors and SIPs ("system in package" boards), baseplates for motor controllers for traction and hybrid vehicle applications, and hermetic metal packages. We also continued to provide prototype components for armor applications to system integrators. AlSiC is increasingly viewed as the material of choice for high-performance, high-reliability applications in these markets.

Regarding net income, the increase of 24% in net income in Q1 2008 compared to Q1 2007, and the increase in gross margins to 31% in Q1 2008 from 28% in Q1 2007 were due primarily to improved direct labor utilization and fixed costs being spread over a larger base. Management believes the employment base and cost structure currently in place are appropriate for near and intermediate term demand.

CPS serves a portfolio of end markets with advanced material solutions, the most significant solution being metal matrix composites (MMCs). CPS has a proprietary, leading position in MMCs today, primarily providing electronics OEMs with thermal management components to increase performance and reliability. Management believes that, like plastics many years ago, MMCs will penetrate many different end markets over many years.

This release may contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Various factors could cause actual results to differ materially from those projected in such statements.

CPS TECHNOLOGIES CORPORATION
(OTC BULLETIN BOARD: CPSH)

Quarter Ended:	March 29, 2008	March 31, 2007

Revenues	$3,514,756	$ 3,140,353

Net income (loss)	$422,705	$ 339,965

Basic and diluted income per share	$0.03	$ 0.03

Weighted average basic shares	12,551,959	12,526,080

Weighted average diluted shares	13,272,947	13,170,813